Exhibit 99.1

Orbitz Worldwide, Inc. Reports First Quarter 2012 Results

Chicago, May 3, 2012 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2012.

•	Room night growth accelerated by 5 percentage points, driven by acceleration within the U.S. consumer business and 33 percent growth at ebookers.

•	Adjusted EBITDA grew 19 percent to $20.6 million, driven by revenue growth and Adjusted EBITDA margin expansion.

•	Operating cash flow grew 10 percent to $98.8 million, driven by growth in the global hotel business.

	Three Months Ended
(in thousands, except	March 31,
per share data)	2012	2011	Change(a)

Gross bookings	$3,143,031	$2,975,150	6%
Net revenue	$189,779	$184,923	3%
Net revenue margin(b)	6.0%	6.2%	(0.2) ppt
Net loss	$(6,511)	$(10,893)	(40)%
Basic and Diluted EPS	$(0.06)	$(0.11)	(45)%
Operating cash flow	$98,753	$89,845	10%
Capital spending	$12,550	$12,969	(3)%

EBITDA(c)	$17,778	$15,032	18%
Other adjustments	$2,781	$2,235	24%
Adjusted EBITDA(c)	$20,559	$17,267	19%

Transaction growth (d)	1%	(7)%	8 ppt
Hotel room night growth (e)	3%	(2)%	5 ppt

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents net revenue as a percentage of gross bookings.

(c)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(d)	Represents year over year transaction growth on a booked basis, net of all cancellations made through the company's websites.

(e)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

First Quarter 2012 Financial Highlights

The company reported a net loss of $6.5 million or $0.06 per diluted share for the first quarter 2012 compared with a net loss of $10.9 million or $0.11 per diluted share for the first quarter 2011. Adjusted EBITDA was $20.6 million for the first quarter 2012, an increase of 19 percent year over year.

Gross Bookings and Net Revenue

Gross bookings grew six percent year over year. The increase in gross bookings was driven primarily by hotel and vacation package volume, higher average daily rates ("ADRs") for hotel rooms, higher air fares and a shift in air carrier mix. Total hotel gross bookings, including hotels booked on a standalone basis and as part of a vacation package, increased 12 percent year over year due to higher volume and, to a lesser extent, ADR expansion.

Net revenue was $189.8 million for the first quarter 2012, up three percent year over year. Net revenue increased due primarily to higher hotel and vacation package revenue, partially offset by lower advertising and media revenue and lower travel insurance revenue. Hotel net revenue, including hotels booked on a standalone basis and as part of a vacation package, represented 37 percent of the company's total net revenue for the trailing twelve months ended March 31, 2012, up from 36 percent for the year ended December 31, 2011.

	Three Months Ended
	March 31,
(in thousands)	2012	2011	Change

Net Revenue
Standalone Air	$72,244	$72,500	—%
Standalone Hotel	49,465	45,189	9%
Vacation Package	30,254	25,858	17%
Advertising and Media	11,469	12,682	(10)%
Other	26,347	28,694	(8)%
Total Net Revenue	$189,779	$184,923	3%

Domestic	$137,343	$134,333	2%
International	52,436	50,590	4%
Total Net Revenue	$189,779	$184,923	3%

▪
Standalone air net revenue was $72.2 million in the first quarter 2012, relatively flat year over year. Domestically, lower air volume was largely offset by higher net revenue per airline ticket. At ebookers, higher air volume was offset by lower net revenue per airline ticket.

▪
Standalone hotel net revenue was $49.5 million in the first quarter 2012, up nine percent year over year. This increase was driven primarily by strength in hotel volume at the company's domestic leisure business and ebookers as well as higher ADRs, partially offset by weakness at HotelClub.

•
Vacation package net revenue increased 17 percent in the quarter to $30.3 million. Vacation package net revenue for the company's domestic leisure business increased due primarily to higher volume, ADRs and breakage revenue. ebookers vacation package net revenue increased due to higher volume as a result of the company's on-going strategic focus on vacation package destinations.

▪	Advertising and media revenue declined ten percent year over year in the first quarter to $11.5 million due primarily to lower display revenue.

▪
Other net revenue, which is comprised primarily of car rental, cruise, destination services, travel insurance and airline hosting revenue, declined eight percent year over year. This decline was driven primarily by a new regulation issued by the Department of Transportation effective January 2012 that no longer allows for the travel insurance option to be pre-selected, which reduced attachment rates for travel insurance on the company's domestic websites. The termination of the company's remaining airline hosting agreement in July 2011 also contributed to the decline.

In order to provide a more comparable view of the company's operating performance across periods,

Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended March 31,		$	%
	2012	2011	Change	Change
	(in thousands)
Customer service costs	$12,801	$14,248	$(1,447)	(10)%
Credit card processing fees	12,795	12,429	366	3%
Other	10,520	9,638	882	9%
Total cost of revenue	$36,116	$36,315	$(199)	(1)%
% of net revenue	19.0%	19.6%

Cost of revenue for the first quarter 2012 decreased one percent year over year. Cost of revenue as a percentage of net revenue decreased 61 basis points to 19.0 percent for the first quarter 2012. The decrease in cost of revenue as a percentage of net revenue was driven primarily by lower customer service staffing levels, partially offset by higher customer refunds and charge-backs.

Selling, general and administrative (SG&A) expense

SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended March 31,		$	%
	2012	2011	Change	Change
	(in thousands)
Wages and benefits	$38,270	$38,740	$(470)	(1)%
Contract labor	7,415	6,028	1,387	23%
Network communications, systems maintenance and equipment	7,123	6,683	440	7%
Other	17,505	17,158	347	2%
Total SG&A	$70,313	$68,609	$1,704	2%
% of net revenue	37.0%	37.1%

SG&A expense for the first quarter 2012 increased two percent year over year due primarily to the higher use of contract labor required to support key strategic initiatives, such as the American Express launch in the second half of this year and, to a lesser extent, higher network communications costs. This increase was partially offset by lower severance expense.

Marketing expense

Marketing expense is comprised primarily of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising.

	Three Months Ended March 31,		$	%
	2012	2011	Change	Change
	(in thousands)
Marketing expense	$65,528	$65,357	$171	—%
% of net revenue	34.5%	35.3%

Marketing expense was relatively flat year over year in the first quarter 2012. Marketing expense as a percentage of net revenue decreased 81 basis points to 34.5 percent for the first quarter 2012, down from 35.3 percent in the first quarter 2011. This decrease was driven primarily by a shift in the timing of offline marketing spending relative to last year, partially offset by a mix shift towards the company's private label distribution channel and ebookers.

Interest Expense
Orbitz Worldwide incurred net interest expense of $10.0 million in the first quarter 2012, a decline of six percent year over year. This decline was due primarily to a lower effective interest rate and lower outstanding borrowings on the company's term loan, partially offset by higher letter of credit fees. In January 2012, we had two interest rate swaps expire, which together previously fixed the interest rate on $200 million of the company's term loan at an effective rate 4.18 percent.

At March 31, 2012, $100.0 million of the $440.0 million outstanding on the term loan had a fixed interest rate of 3.68 percent through an interest rate swap. The weighted-average effective interest rate on the term loan was 3.42 percent at March 31, 2012, down from 4.31 percent at March 31, 2011. At March 31, 2012, Orbitz Worldwide was in compliance with all financial covenants in its Credit Agreement.

Cash Flow
Orbitz Worldwide generated operating cash flow of $98.8 million in the first quarter 2012, an increase of ten percent year over year. The increase in operating cash flow was due mainly to the net change in the company's working capital accounts, which was primarily driven by changes in merchant payable balances due to higher volume, partially offset by the timing of payments received from Travelport and a higher accounts receivable balance. Higher net income driven by higher net revenue partially offset by higher spending required to support key strategic initiatives, such as the upcoming American Express launch, drove the remaining increase in operating cash flow.

In March 2012, the company made a $32.2 million payment on its term loan based on excess cash flow for full year 2011, as required under its Credit Agreement.

At March 31, 2012, cash and cash equivalents were $187.7 million, up 38 percent from $136.2 million at December 31, 2011.

Operational Highlights

Consumer Brands

•	In February 2012, Orbitz Worldwide completed a multi-year initiative to bring all of its consumer brands onto a common technology platform.

•	During the first quarter 2012, Orbitz Worldwide continued to build on its success in the mobile commerce space:

◦	Orbitz Worldwide completed its effort to launch mobile-optimized websites for all of its consumer brands, with the launch of the first mobile-optimized websites for RatesToGo.com

(m.ratestogo.com) and HotelClub.com (m.hotelclub.com). Following the completion of this effort, Mobile Steals/Deals are now available across all Orbitz Worldwide consumer brands.

◦
Orbitz.com launched the Hotels by Orbitz App for iPhone, a native application that gives customers an intuitive search-and-book experience designed specifically for iPhone and offers travelers powerful comparison tools, secure booking in just three taps and access to Orbitz Mobile Steals.

◦
The number of Mobile Steals/Deals available via Orbitz Worldwide mobile websites and native applications has grown dramatically since the program launched in December 2011. Mobile-exclusive hotel deals are now available across nearly 200 destinations worldwide at discounts of up to 65 percent off regular pricing.

•
Orbitz Worldwide continued to grow its social media engagement with consumers, growing Orbitz.com Facebook fans by 24 percent in the U.S., ebookers Facebook fans by 99 percent in Europe, and surpassing one million verified customer hotel reviews during the first quarter 2012.

Corporate Travel

•
In March 2012, Orbitz for Business announced the launch of Orbitz for Business Express to offer savings, convenience and professional travel services to small businesses with travel needs, including those currently without a managed travel program. Orbitz for Business Express offers small businesses a managed travel solution that is both flexible and affordable, including a customized booking website, special rates and discounts, 24/7 assistance from Orbitz corporate travel experts, detailed reports on company travel expenditures and access to mobile search and book functionality, all with no minimum transaction requirements.

Partner Services

•	In February 2012, Orbitz Worldwide signed a new multi-year marketing and distribution agreement with United Airlines that gives Orbitz.com, CheapTickets and Orbitz for Business customers access to all United and Continental fares, schedules and inventory.

•
During the first quarter 2012, Orbitz Worldwide signed an agreement with travel content aggregator Travelfusion that gives ebookers.com access to additional low cost carrier content and renewed its distribution agreement with Air Finland that gives ebookers.com customers access to exclusive fares and supply.

•
In April 2012, Orbitz Worldwide signed a marketing and distribution agreement with Air Canada that gives Orbitz.com, CheapTickets and Orbitz for Business customers access to Air Canada fares, schedules and inventory.

•
During the first quarter 2012, Orbitz Worldwide signed a new multi-year agreement with Omni Hotels & Resorts, as well as partnership agreements with a number of regional hotel groups including The Novum Group in Germany, The Fletcher Hotel Group in the Netherlands, Mitsis Hotels in Greece and Lagrange Residences in France.

•
During the first quarter 2012, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including San Antonio Convention and Visitors Bureau, Austin Convention and Visitors Bureau, Visit Orlando, Kentucky Travel and Tourism, Wyoming Tourism, Louisiana Tourism, Scandinavian Tourism Board, Tourism Montreal, Visit Norway, Embratur Brazil, Tourism Queensland and Hong Kong Tourism Board. Orbitz Worldwide has partner marketing agreements with over 225 destination marketing organizations.

•
In May 2012, Orbitz Worldwide announced a new partnership with award-winning travel journalist/producer Richard Bangs to deliver an unprecedented level of integration between television and the web in the travel category. Television is the ultimate tool for inspiring people to travel to new places, and through this partnership Richard Bangs will use his "Quest Series," a new program for public television, to take viewers to visit geographic and cultural wonders of the world, while dedicated Orbitz landing pages and resources will make it easy for viewers to research and book trips to destinations featured in each episode.  "South America: Quest for Wonder" will be the first episode in the new series, scheduled to air on public television this October.

Outlook

For the second quarter 2012, the company expects:

•	Net revenue in the range of $205 million to $211 million; and

•	Adjusted EBITDA between $31 million and $35 million.

For the full year 2012, the company expects:

•	Net revenue to grow between 4 percent and 8 percent year over year; and

•	Adjusted EBITDA to grow between 7 percent and 12 percent year over year.

This outlook assumes foreign exchange rates as of March 31, 2012.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its first quarter 2012 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, May 3, 2012. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC") which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 3, 2012, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:            Investor Contact:
Chris Chiames        Melissa Hayes
+1 312 894 6890        +1 312 260 2428
chris.chiames@orbitz.com    melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011

Net revenue	$189,779	$184,923
Cost and expenses
Cost of revenue	36,116	36,315
Selling, general and administrative	70,313	68,609
Marketing	65,528	65,357
Depreciation and amortization	13,878	15,274
Total operating expenses	185,835	185,555
Operating income (loss)	3,944	(632)
Other income (expense)
Net interest expense	(9,955)	(10,565)
Other income (expense)	(44)	390
Total other expense	(9,999)	(10,175)
Loss before income taxes	(6,055)	(10,807)
Provision for income taxes	456	86
Net loss	$(6,511)	$(10,893)

Net loss per share - basic and diluted
Net loss per share	$(0.06)	$(0.11)
Weighted-average shares outstanding	104,812,523	103,334,475

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$187,665	$136,171
Accounts receivable (net of allowance for doubtful accounts of $1,419 and $1,108, respectively)	79,198	62,377
Prepaid expenses	17,172	15,917
Due from Travelport, net	17,974	3,898
Other current assets	5,847	2,402
Total current assets	307,856	220,765
Property and equipment, net	140,802	141,702
Goodwill	647,300	647,300
Trademarks and trade names	108,345	108,194
Other intangible assets, net	3,747	4,162
Deferred income taxes, non-current	7,303	7,311
Other non-current assets	16,704	16,352
Total Assets	$1,232,057	$1,145,786

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$16,708	$30,937
Accrued merchant payable	348,555	238,694
Accrued expenses	130,605	120,962
Deferred income	48,594	28,953
Term loan, current	25,600	32,183
Other current liabilities	2,850	2,034
Total current liabilities	572,912	453,763
Term loan, non-current	414,430	440,030
Tax sharing liability	71,313	68,411
Unfavorable contracts	3,330	4,440
Other non-current liabilities	18,660	18,617
Total Liabilities	1,080,645	985,261
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 103,978,188 and 103,814,769 shares issued, respectively	1,040	1,038
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,037,783	1,036,093
Accumulated deficit	(887,397)	(880,886)
Accumulated other comprehensive income (net of accumulated tax benefit of $2,558)	38	4,332
Total Shareholders' Equity	151,412	160,525
Total Liabilities and Shareholders' Equity	$1,232,057	$1,145,786

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net loss	$(6,511)	$(10,893)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,878	15,274
Amortization of unfavorable contract liability	(1,110)	(623)
Non-cash net interest expense	3,810	3,776
Deferred income taxes	212	(131)
Stock compensation	1,716	1,977
Changes in assets and liabilities:
Accounts receivable	(15,863)	(9,305)
Deferred income	19,239	17,522
Due from Travelport, net	(14,066)	(3,359)
Accrued merchant payable	106,523	76,664
Accounts payable, accrued expenses and other current liabilities	3,973	9,682
Other	(13,048)	(10,739)
Net cash provided by operating activities	98,753	89,845

Investing activities:
Property and equipment additions	(12,550)	(12,969)
Changes in restricted cash	(650)	361
Net cash used in investing activities	(13,200)	(12,608)

Financing activities:
Payments on the term loan	(32,183)	(19,808)
Employee tax withholdings related to net share settlements of equity-based awards	(24)	(89)
Payments on tax sharing liability	(3,734)	—
Payments on note payable	(57)	(57)
Net cash used in financing activities	(35,998)	(19,954)

Effects of changes in exchange rates on cash and cash equivalents	1,939	1,246
Net increase in cash and cash equivalents	51,494	58,529
Cash and cash equivalents at beginning of period	136,171	97,222
Cash and cash equivalents at end of period	$187,665	$155,751

Supplemental disclosure of cash flow information:
Income tax payments, net	$815	$918
Cash interest payments	$9,475	$7,195
Non-cash investing activity:
Capital expenditures incurred not yet paid	$481	$459

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2012 and 2011, are not defined under GAAP and do not purport to be an alternative to net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net loss	$(6,511)	$(10,893)
Net interest expense	9,955	10,565
Provision for income taxes	456	86
Depreciation and amortization	13,878	15,274
EBITDA	$17,778	$15,032
EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
EBITDA	$17,778	$15,032
Stock-based compensation expense (a)	1,716	1,977
Acceleration of amortization of net unfavorable contract liability (b)	—	238
Litigation settlements and other (c)	1,065	20
Adjusted EBITDA	$20,559	$17,267

(a)	Represents non-cash stock compensation expense.
(b)
Represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following the merger of Continental Airlines and United Airlines.

(c)	Represents charges related to accruals established for certain legal proceedings and other non-recurring professional fees.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the Pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q1, 2012 Reported Gross Bookings	$2,492,564	$650,467	$3,143,031

Q1, 2011 Reported Gross Bookings	$2,376,604	$598,546	$2,975,150
Impact of Foreign Exchange Rates	—	(7,768)	(7,768)
Q1, 2011 Gross Bookings at Constant Currency	$2,376,604	$590,778	$2,967,382

Reported Gross Bookings Growth	5%	9%	6%
Gross Bookings Growth at Constant Currency	5%	10%	6%

Net Revenue
Q1, 2012 Reported Net Revenue	$137,343	$52,436	$189,779

Q1, 2011 Reported Net Revenue	$134,333	$50,590	$184,923
Impact of Foreign Exchange Rates	—	(199)	(199)
Q1, 2011 Net Revenue at Constant Currency	$134,333	$50,391	$184,724

Reported Net Revenue Growth	2%	4%	3%
Net Revenue Growth at Constant Currency	2%	4%	3%

Appendix B: Trended Operating Metrics

	2010				2011				2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings (in thousands)
Domestic
Standalone Air	$1,816,137	$2,073,924	$1,768,632	$1,638,738	$1,744,530	$1,834,354	$1,671,058	$1,562,862	$1,810,503
Non-air	621,260	584,194	584,691	476,179	632,074	579,707	579,885	493,415	682,061
Total	2,437,397	2,658,118	2,353,323	2,114,917	2,376,604	2,414,061	2,250,943	2,056,277	2,492,564
International
Standalone Air	316,107	274,593	280,848	268,084	375,404	367,506	355,077	286,193	392,035
Non-air	176,739	144,928	177,375	167,748	223,142	215,640	244,130	175,541	258,432
Total	492,846	419,521	458,223	435,832	598,546	583,146	599,207	461,734	650,467
Orbitz Worldwide
Standalone Air	2,132,244	2,348,517	2,049,480	1,906,822	2,119,934	2,201,860	2,026,135	1,849,055	2,202,538
Non-air	797,999	729,122	762,066	643,927	855,216	795,347	824,015	668,956	940,493
Total	$2,930,243	$3,077,639	$2,811,546	$2,550,749	$2,975,150	$2,997,207	$2,850,150	$2,518,011	$3,143,031
Year over Year Gross Bookings Growth
Domestic	21%	17%	10%	2%	(2)%	(9)%	(4)%	(3)%	5%
International	41%	19%	26%	17%	21%	39%	31%	6%	9%
Orbitz Worldwide	24%	17%	12%	4%	2%	(3)%	1%	(1)%	6%
At Constant Currency
Domestic	21%	17%	10%	2%	(2)%	(9)%	(4)%	(3)%	5%
International	25%	20%	29%	18%	16%	20%	17%	5%	10%
Orbitz Worldwide	22%	18%	13%	4%	1%	(5)%	(1)%	(1)%	6%
Orbitz Worldwide Transaction Growth	20%	5%	5%	1%	(7)%	(9)%	(7)%	(10)%	1%
Orbitz Worldwide Hotel Room Night Growth	13%	9%	5%	4%	(2)%	(1)%	(1)%	(2)%	3%
Orbitz Worldwide Hotel Room Night Growth, excluding HotelClub	18%	13%	9%	8%	1%	(1)%	1%	4%	8%
Net Revenue (in thousands)
Domestic
Standalone Air Transactional	$52,846	$53,867	$48,280	$49,757	$50,095	$47,650	$43,977	$42,726	$49,755
Non-air Transactional	77,420	84,896	88,357	73,743	71,610	81,772	85,444	73,738	77,682
Non-transactional	13,729	12,547	11,936	12,207	12,628	12,604	12,793	12,083	9,906
Total	143,995	151,310	148,573	135,707	134,333	142,026	142,214	128,547	137,343
International
Standalone Air Transactional	18,779	16,996	16,920	17,123	22,405	21,872	19,873	16,569	22,489
Non-air Transactional	23,404	24,191	27,683	28,170	26,978	35,943	38,944	29,998	28,190
Non-transactional	975	994	1,303	1,364	1,207	1,985	1,893	2,032	1,757
Total	43,158	42,181	45,906	46,657	50,590	59,800	60,710	48,599	52,436
Orbitz Worldwide	$187,153	$193,491	$194,479	$182,364	$184,923	$201,826	$202,924	$177,146	$189,779
International as a % of Total Net Revenue	23%	22%	24%	26%	27%	30%	30%	27%	28%
Year over Year Net Revenue Growth
Transactional
Domestic	(7)%	5%	7%	6%	(7)%	(7)%	(5)%	(6)%	5%
International	37%	9%	7%	17%	17%	40%	32%	3%	3%
Orbitz Worldwide	1%	6%	7%	9%	(1)%	4%	4%	(3)%	4%
Transactional at Constant Currency
Domestic	(7)%	5%	7%	6%	(7)%	(7)%	(5)%	(6)%	5%
International	19%	6%	7%	16%	10%	19%	17%	1%	3%
Orbitz Worldwide	(2)%	5%	7%	8%	(2)%	—%	1%	(4)%	4%
Non-transactional	(16)%	(22)%	(24)%	(30)%	(6)%	8%	11%	4%	(16)%
Orbitz Worldwide	(1)%	3%	4%	4%	(1)%	4%	4%	(3)%	3%
Orbitz Worldwide at Constant Currency	(3)%	2%	4%	4%	(3)%	—%	1%	(3)%	3%